EXHIBIT 4.4
The Second Amended and Restated Equity Participation Plan
of
Oil States International, Inc.
Effective May 13, 2025
OIL STATES INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby adopts the Second Amended and Restated Equity Participation Plan of Oil States International, Inc. (the “Plan”), effective as of May 13, 2025 (the “Effective Date”), for the benefit of its eligible employees, consultants and directors.
The Plan was originally adopted as the 2018 Equity Participation Plan of Oil States International, Inc. (the “2018 Plan”), effective May 8, 2018 (at which time certain shares of Common Stock originally approved for issuance under the 2001 Equity Participation Plan of Oil States International, Inc. (the “2001 Plan”) were carried over to the available share pool for the 2018 Plan). The 2018 Plan was thereafter amended and restated to increase the number of shares available for issuance by an additional Four Million Five Hundred Thousand (4,500,000) shares on May 11, 2021 (titled as the Amended and Restated Equity Participation Plan, or the “2021 Plan”). The Plan is now being amended and restated for a second time as of the Effective Date to increase the number of shares available for issuance pursuant to the Plan by an additional two million seven hundred seventy thousand (2,770,000) shares.
The purposes of the Plan are as follows:
(1)    To provide an additional incentive for Directors, Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Common Stock and/or rights which recognize such growth, development and financial success.
(2)    To enable the Company to obtain and retain the services of Directors, Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.
ARTICLE I
DEFINITIONS
1.1    General. Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.
1.2    Affiliate. “Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by the Company or controls the Company as determined by the Committee.
1.3    “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.
1.4    Award Limit. “Award Limit” shall mean 600,000 shares of Common Stock.
1.5    Board. “Board” shall mean the Board of Directors of the Company.
1.6    Change of Control. “Change of Control” shall mean any of the following:
(a)    any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
(b)    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(c)    the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;
(d)    the stockholders of the Company approve a plan of complete liquidation of the Company; or
(e)    the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.
1.7    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.8    Committee. “Committee” shall mean the Board or a subcommittee of the Board appointed as provided in Section 8.1.
1.9    Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
1.10    Company. “Company” shall mean Oil States International, Inc., a Delaware corporation.
1.11    Deferred Stock. “Deferred Stock” shall mean Common Stock awarded under Article VII of this Plan.
1.12    Director. “Director” shall mean a member of the Board who is not an Employee.
1.13    Dividend Equivalent. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VII of this Plan with respect to Deferred Stock or Performance Awards. Dividend Equivalents shall not be permitted on Options or any other types of Awards granted under this Plan.
1.14    Effective Date. “Effective Date” shall mean May 13, 2025.
1.15    Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate or Subsidiary.
1.16    Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.17    Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall mean (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (as reported in any reporting service approved by the Committee), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee acting in good faith. Notwithstanding the foregoing, the Fair Market Value of a share of Common Stock on the date of an initial public offering of Common Stock shall be the offering price under such initial public offering.
1.18    Grantee. “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, or Stock Payment, or an award of Deferred Stock, under this Plan.
1.19    Non-Qualified Stock Option. “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Committee.
1.20    Option. “Option” shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Employees, Directors and consultants employed by an Affiliate that is not a Subsidiary shall be Non-Qualified Stock Options.
1.21    Optionee. “Optionee” shall mean an Employee, Director or consultant granted an Option under this Plan.
1.22    Performance Award. “Performance Award” shall mean a performance or incentive award, other than an Option, Restricted Stock, Deferred Stock or Stock Payments, that is paid in cash, Common Stock or a combination of both, awarded under Article VII of this Plan.
1.23    Performance Objectives. “Performance Objectives” shall mean the objectives, if any, established by the Committee that are to be achieved with respect to an award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department or function within the Company or an Affiliate in which the participant receiving the award is employed, or otherwise or in individual or other terms, and which will relate to the period of time determined by the Committee. Which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index, a peer group of companies or other standards, shall be determined by the Committee in its discretion. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.
1.24    Plan. “Plan” shall mean The Second Amended and Restated Equity Participation Plan of Oil States International, Inc.
1.25    Prior Plans. “Prior Plans” shall mean, individually or in the aggregate, the 2001 Plan, the 2018 Plan and the 2021 Plan.
1.26    QDRO. “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
1.27    Restricted Stock. “Restricted Stock” shall mean Common Stock awarded under Article VI of this Plan.
1.28    Restricted Stockholder. “Restricted Stockholder” shall mean an Employee, Director or consultant granted an award of Restricted Stock under Article VI of this Plan.
1.29    Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
1.30    U.S. Securities and Exchange Commission. “SEC” means the U.S. Securities and Exchange Commission.
1.31    Stock Payment. “Stock Payment” shall mean (i) a payment in the form of shares of Common Stock, or (ii) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, Director or consultant in cash, awarded under Article VII of this Plan.
1.32    Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
ARTICLE II
SHARES SUBJECT TO PLAN
2.1    Shares Subject to Plan.
(a)    The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, or Stock Payments shall be Common Stock. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall, subject to the requirements of Section 9.4, not exceed ten million six hundred seventeen thousand six hundred sixteen (10,617,616). This number of shares of Common Stock consists of the following (i) two million seven hundred seventy thousand (2,770,000) newly reserved shares of Common Stock in connection with the second amendment and restatement of the Plan; and (ii) seven million eight hundred forty-seven thousand six hundred sixteen (7,847,616) previously reserved shares of Common Stock originally reserved for issuance pursuant to the Prior Plans and which will continue to be available for issuance pursuant to this Plan. Notwithstanding the foregoing, all outstanding awards under any version of the Prior Plans as of the Effective Date shall remain subject to the terms of that Prior Plan. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.
(b)    The maximum number of shares which may be subject to Options, Restricted Stock or Deferred Stock granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. The maximum value of Performance Awards granted under the Plan to any individual in any calendar year shall not exceed $4.0 million.
2.2    Add-back Restricted Stock Performance Awards, Dividend Equivalents, Awards of Deferred Stock or Stock Payments. If any Restricted Stock Performance Awards, Dividend Equivalents, awards of Deferred Stock or Stock Payments, or other right to acquire shares of Common Stock under any other award under this Plan, expires or is forfeited and canceled without having been fully vested, the number of shares subject to such Restricted Stock Performance Awards, Dividend Equivalents, awards of Deferred Stock or Stock Payments or other right but as to which such Restricted Stock Performance Awards, Dividend Equivalents, awards of Deferred Stock or Stock Payments or other right was not vested prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the foregoing, shares of Common Stock subject to an award under this Plan shall not again be made available for issuance as awards under this Plan if such shares are (a) tendered in payment for an award, (b) delivered or withheld for payment of taxes, or (c) not issued or delivered as a result of a net settlement process.
ARTICLE III
GRANTING OF OPTIONS
3.1    Eligibility. Any Employee, Director or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option.
3.2    Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary unless (a) at the time such Option is granted, the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (b) such Option by its terms is not exercisable after the expiration of five years from date of grant.
3.3    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary.
3.4    Granting of Options
(a)    The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:
(i)    Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;
(ii)    Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees, Directors or consultants;
(iii)    Determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and
(iv)    Determine the terms and conditions of such Options, consistent with this Plan.
(b)    Upon the selection of an Employee, Director or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.
(c)    Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

ARTICLE IV
TERMS OF OPTIONS
4.1    Option Agreement. Each Option shall be evidenced by a Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.
4.2    Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that, except as provided in Section 8.1 with respect to assumed options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.
4.3    Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted.
4.4    Option Vesting.
(a)    The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)    To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(b), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.
4.5    Restrictions on Repricing of Options. Except as provided in Section 9.3, the Committee may not, without approval of the Company’s stockholders, amend any outstanding Stock Option Agreement to lower the Option price of an underwater Option or cancel an outstanding underwater Option in exchange for cash, another award or an Option having a lower price.
ARTICLE V
EXERCISE OF OPTIONS
5.1    Partial Exercise. An exercisable Option may be exercised in whole or in part; however, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.
5.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:
(a)    A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;
(b)    Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised pursuant to Section 9.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and
(d)    Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee may in its discretion or provide in the grant agreement (i) that payment may be made, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery not in excess of the aggregate exercise price of the Option or exercised portion thereof and subject to such other limitations as the Committee may impose thereon, (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment through a cashless-broker procedure approved by the Company, or (v) allow payment through any combination of the consideration provided above.
5.3    Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;
(b)    The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the SEC or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and
(e)    The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.
5.4    Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.
5.5    Ownership and Transfer Restrictions. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Optionee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting such Option to such Optionee or (ii) one year after the transfer of such shares to such Optionee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.
ARTICLE VI
AWARD OF RESTRICTED STOCK
6.1    Award of Restricted Stock
(a)    The Committee shall from time to time, in its absolute discretion:
(i)    Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received other awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and
(ii)    Determine the terms and conditions applicable to such Restricted Stock, consistent with this Plan, which may include the achievement of Performance Objectives.
(b)    Upon the selection of an Employee, Director or consultant to be awarded Restricted Stock, the Committee shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

6.2    Restricted Stock Agreement. Restricted Stock shall be issued only pursuant to a Restricted Stock Agreement, which shall be executed by the selected Employee, Director or consultant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.
6.3    Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder, the Restricted Stockholder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in a Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that dividends and other distributions credited during the term of the Restricted Stock award shall be accrued and not paid until the underlying award becomes vested, and, in the discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.4.
6.4    Restriction. All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, by action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
6.5    Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.
6.6    Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.
ARTICLE VII
PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED STOCK, STOCK PAYMENTS
7.1    Performance Awards. Any Employee, Director or consultant selected by the Committee may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the achievement of such specific Performance Objectives determined appropriate by the Committee over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Director or consultant.
7.2    Dividend Equivalents. Any Employee, Director or consultant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited and accrued as of dividend payment dates, during the period between the date a Deferred Stock or a Performance Award is granted, and the date such Deferred Stock or Performance Award vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however that such Dividend Equivalents shall not be paid out prior to the time the underlying Deferred Stock or Performance Award vests.
7.3    Stock Payments. Any Employee, Director or consultant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.
7.4    Deferred Stock. Any Employee, Director or consultant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the achievement of such specific Performance Objectives determined to be appropriate by the Committee over any period or periods determined by the Committee. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or Performance Objectives set by the Committee, as the case may be. Unless otherwise provided by the Committee, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the award has vested and the Common Stock underlying the award has been issued.
7.5    Performance Award Agreement, Deferred Stock Agreement, Stock Payment Agreement. Each Performance Award, award of Deferred Stock and/or Stock Payment shall be evidenced by an agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.
7.6    Term. The term of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be set by the Committee in its discretion.
7.7    Payment Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is payable only while the Grantee is an Employee, Director or consultant; provided that the Committee may determine that the Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment may be vested and settled in connection with a Grantee’s termination of employment or termination of directorship or consultancy without cause, or following a Change of Control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.
7.8    Payment. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Committee. To the extent any payment under this Article VII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.3.
ARTICLE VIII
ADMINISTRATION
8.1    Committee. The Committee members shall be appointed by and hold office at the pleasure of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.
8.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Dividend Equivalents or Stock Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Without limiting any rights otherwise provided in this Section 8.2, the Committee shall have the authority, in its sole and absolute discretion, to:
(a)    designate Eligible Persons as Participants;
(b)    determine the type or types of awards to be granted to an Eligible Person;
(c)    determine the number of shares of Common Stock or amount of cash to be covered by awards;
(d)    determine the terms and conditions of any award, including whether, to what extent and under what circumstances awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);
(e)    modify, waive or adjust any term or condition of an award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an award;
(f)    determine the treatment of an award upon a termination of employment or other service relationship;
(g)    impose a holding period with respect to an award or the shares of Common Stock received in connection with an award; and

(h)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
8.3    Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.
8.4    Compensation; Professional Assistance, Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Dividend Equivalents or Stock Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
8.5    Delegation of Authority by the Committee.
(a)    Notwithstanding the preceding provisions of this Article VIII or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion,
(i)    Delegate to the Chief Executive Officer of the Company the right to grant awards under the Plan, insofar as such power to grant awards relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect).
(ii)    Delegate to the Chief Executive Officer of the Company all general administrative authority and powers described in the Plan, including any administrative action that the Committee is allowed to take pursuant to Section 8.2 above, insofar as such authority relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect).
(iii)    Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time.
(iv)    The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1    Not Transferable. Except as provided below, Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Dividend Equivalents or Stock Payments under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock award, Deferred Stock award, Performance Award, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. An Optionee may, with the consent of the Committee, transfer a Nonqualified Stock Option to such family members and persons as may be permitted by this Committee, subject to such restrictions and limitations, if any, that the Committee, in its discretion, may impose on such transfer.
During the lifetime of the Optionee or Grantee, only they may exercise an Option or other right or award (or any portion thereof) granted to them under the Plan unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by their personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.
9.2    Amendment, Suspension or Termination of this Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 9.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or reduce the exercise price of an Option, and no action of the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Dividend Equivalents or Stock Payments, materially alter or impair any rights or obligations under any Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Dividend Equivalents or Stock Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, Restricted Stock, Deferred Stock, Performance Awards, Dividend Equivalents or Stock Payments may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:
(a)    The expiration of ten years from the date the Plan is adopted by the Board; or
(b)    The expiration of ten years from the date the Plan is approved by the Company’s stockholders under Section 9.4.
9.3    Changes in Common Stock or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Common Stock such that an adjustment is determined by the, Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, Restricted Stock award, Performance Award, Dividend Equivalent, Deferred Stock award or Stock Payment, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i)    the number and kind of shares of Common Stock (or other securities or property) with respect to which Options, Performance Awards, Dividend Equivalents or Stock Payments may be granted under the Plan, or which may be granted as Restricted Stock or Deferred Stock (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),
(ii)    the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock or Deferred Stock, and
(iii)    the grant or exercise price with respect to any Option, Performance Award, Dividend Equivalent or Stock Payment.
(b)    In the event of any corporate transaction or other event described in Section 9.3(a) which results in shares of Common Stock being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Committee will have the right to terminate this Plan as of the date of the event or transaction, in which case all options, rights and other awards granted under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.
(c)    In the event of any corporate transaction or other event described in Section 9.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either automatically or upon the Optionee’s request, for either the purchase of any such Option, Performance Award, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Deferred Stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Optionee’s rights had such option, right or award been currently exercisable or payable or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion;
(ii)    In its sole and absolute discretion, the Committee may provide, either by the terms of such Option, Performance Award, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;
(iii)    In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, Performance Award, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event, that, for a specified period of time prior to such transaction or event, such option, right or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (1) Section 4.4 or (2) the provisions of such Option, Performance Award, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock;
(iv)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, Performance Award, Dividend Equivalent, or Stock Payment, or Restricted Stock or Deferred Stock or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(v)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
(vi)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a Restricted Stock award or Deferred Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement or a Deferred Stock Agreement upon some or all shares of Restricted Stock or Deferred Stock may be terminated; and
(vii)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments to the Performance Objectives of any outstanding award.
(d)    Notwithstanding anything in Sections 9.3(a) or 9.3(c) to the contrary, except to the extent an award agreement expressly provides to the contrary, in the event of a Change of Control of the Company, all outstanding awards automatically shall become fully vested immediately prior to such Change of Control (or such earlier time as set by the Committee), all restrictions, if any, with respect to such awards shall lapse, and all performance criteria, if any, with respect to such awards shall be deemed to have been met at their target level.
(e)    Notwithstanding anything to the contrary within this Section 9.3, in the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, as applicable, and (iv) the applicable limitations with respect to awards provided in Sections 1.4, 2.1 and 9.7 (other than cash limits) to equitably reflect such Adjustment Event. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 9.3(e), the Committee shall have complete discretion to make adjustments (if any) in such manner as it deems appropriate with respect to such other event in accordance with any other applicable section of this Section 9.3.
9.4    Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve months after the Effective Date. Options, Performance Awards, Dividend Equivalents, Stock Payments or Deferred Stock may be granted or awarded prior to such stockholder approval with respect to the shares of Common Stock authorized for awards under Section 2.1, provided that such Options, Performance Awards, Dividend Equivalents, Stock Payments or Deferred Stock shall not be exercisable and/or shall not vest prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all such Options, Performance Awards, Dividend Equivalents, Stock Payments or Deferred Stock previously granted or awarded under this Plan, shall thereupon be canceled and become null and void.
9.5    Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, Restricted Stock, Deferred Stock, Performance Award, Dividend Equivalent or Stock Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or afterward (or allow the return of shares of Common Stock) having a Fair Market Value not to exceed withholding determined by the maximum individual statutory tax rate in the applicable jurisdiction. Notwithstanding the foregoing, any such person who is subject to Section 16b with respect to Company Stock may direct that the Company’s tax withholding obligation be satisfied by withholding the appropriate number of shares from such award and/or the “constructive” tender of already-owned shares of Common Stock.
9.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Plan, this Plan, and any Option, Performance Award, Dividend Equivalent or Stock Payment granted, or Restricted Stock or Deferred Stock awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, Performance Awards, Dividend Equivalents, Stock Payments, Restricted Stock and Deferred Stock granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
9.7    Limitations Applicable to Awards. Provisions of Article VI and Article VII to the contrary notwithstanding, and subject to the exceptions provided below, awards of Options, Restricted Stock, stock-based Performance Awards, full value Stock Payments and Deferred Stock shall be subject to a minimum one-year vesting period if performance-based and shall be subject to a minimum three-year vesting period (1/3 each year) if solely tenure-based. Notwithstanding the foregoing, (i) vesting may be accelerated upon death, disability, retirement or Change of Control (of the Company, or a division of the Company respecting divisional Grantees) and (ii) vesting may occur earlier than the minimums set forth above with respect to a number of shares from awards or grants which shares in the aggregate do not exceed the result of multiplying 5% times the total cumulative number of shares authorized under the Plan commencing with the Plan’s inception. The calculation of the number of shares which are not Otherwise Exempt Shares and which are covered by the exception in clause (ii) immediately above shall be made at the time of award except in the case of an acceleration of the vesting period in which case the calculation shall be made at the time of acceleration. “Otherwise Exempt Shares” are shares which meet the minimum vesting requirements of the first sentence of this Section 9.7; or are entitled to the benefit of clause (i) of this Section 9.7. Provisions of the Plan to the contrary notwithstanding, discretionary awards to Directors, specifically excluding awards to directors related to their annual retainer, shall be determined solely by the Committee. Each eligible person to whom an award is granted under this Plan may be required to agree in writing, as a condition to the grant or settlement of such award or otherwise, to subject an award that is exercised or settled following such person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.
9.8    Stock Ownership and Retention Guidelines. Common Stock issued pursuant to awards under the Plan shall be subject to the provisions of any applicable stock ownership and retention guidelines adopted by the Company. Notwithstanding any provision of the Plan or any award agreement to the contrary, the Company reserves the right, without the consent of any recipient of any award under the Plan, to adopt any such stock ownership and retention guidelines, including such guidelines applicable to the Plan or any award agreement.
9.9    Effect of Plan Upon Options and Compensation Plans. This Plan amendment and restatement shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, entity or association.
9.10    Compliance with Laws. This Plan, the granting and vesting of Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Dividend Equivalents or Stock Payments under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Dividend Equivalents or Stock Payments granted or Restricted Stock or Deferred Stock awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, Restricted Stock awards, Deferred Stock awards, Performance Awards, Dividend Equivalents or Stock Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
9.11    Clawback Policy. To the extent required by applicable law, any rules promulgated by the SEC, or any applicable securities exchange listing standards, or as otherwise determined by the Committee, awards and amounts paid or payable pursuant to or with respect to awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to awards. Notwithstanding any provision of the Plan or any award agreement to the contrary, the Company reserves the right, without the consent of any recipient of any award under the Plan, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any award agreement with retroactive effect.
9.12    Compliance with Section 409A.
(a)    Notwithstanding anything in this Plan to the contrary, if any provision of the Plan or any award document would result in the imposition of the additional tax under Section 409A of the Code (“Section 409A”), that Plan or award provision may be reformed, to the extent permitted by Section 409A, to avoid imposition of the additional tax and no action taken by the Company to have the award comply with Section 409A shall be deemed to materially adversely affect the recipient’s rights with respect to the award. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A.
(b)    Further, if any payment or benefit provided for under an award would be subject to additional taxes and interest under Section 409A if the recipient’s receipt of such payment or benefit is not delayed in accordance with the requirements of Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be provided to the recipient (or the recipient’s estate, if applicable) until the earlier of (i) the date of the recipient’s death or (ii) the date that is six months after the date of the recipient’s separation from service with the Company.
(c)    If any amount is payable under such award (i) upon a termination of service, a termination of service will be treated as having occurred only at such time the participant has experienced a “separation from service” as such term is defined for purposes of Section 409A; (ii) upon a disability, a disability will be treated as having occurred only at such time the participant has experienced a “disability” as such term is defined for purposes of Section 409A; (iii) on account of the occurrence of a Change of Control, a Change of Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” has occurred as such terms are defined for purposes of Section 409A.
(d)    Any right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)    Notwithstanding the foregoing and unless otherwise agreed to by the Company in a separate agreement, the tax treatment of the benefits provided under the Plan or any award agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the recipient on account of non-compliance with Section 409A.
9.13    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.
9.14    Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Texas without regard to conflicts of laws thereof.
9.15    Status under ERISA. This Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.